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                                                               EXHIBIT (a)(viii)

                           [LOGO OF OPENWAVE /(TM)/]

                         Stock Option Exchange Program:
                           Frequently Asked Questions


                                August 7, 2001

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How the Stock Option Exchange Program Works

Q.       Why is Openwave offering the Stock Option Exchange Program?

A. Openwave designed its stock option program as a long term incentive program, to allow employees to share in the company's long-term success, to build employee commitment, and to motivate high performing employees over the long term. With so many of our stock options underwater, our ability to retain top talent in the short-term and align our employees with long-term shareholder value has been impacted.

         Openwave is offering the Stock Option Exchange Program in recognition of the fact that the exercise price of the majority of outstanding options is higher than the current stock price, thus reducing the potential value of this reward program.

Q.       What is the Stock Option Exchange Program?

A. The Stock Option Exchange Program is a voluntary program that allows employees to keep current stock options at their current exercise price OR to cancel those options now, in exchange for new replacement stock options, which will be granted between March 12 and April 12, 2002.

Q.       When will I receive my replacement stock options?

A. You'll receive your replacement options on the Replacement Grant Date, which will be between March 12 and April 12, 2002.

Q. Why won't I receive my new options immediately after the expiration date of the offer?

A. In order to comply with accounting standards associated with options exchange programs, no stock options can be granted until at least six months following the Option Cancellation Date without a variable accounting charge to our financial results. Therefore, you will not receive your replacement stock options until after March 12, 2002.

Q.       What is an underwater stock option?

A. An "underwater" stock option is an option with an exercise price that is lower than the current share price.

Q.       What stock options may I exchange as part of this program?

A. Only outstanding (unexercised) options can be exchanged under this program.

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Q.       How does the exchange offer work?

A. On or before September 11, 2001, you may decide to exchange any of your underwater options for replacement options, which will be granted between March 12 and April 12, 2002. You may choose to exchange one or more of your outstanding underwater stock option grants. If you choose to exchange any of your stock option grants, you will receive a replacement grant of the same, or fewer, number of stock options based on the original grant exercise price as detailed below:

        ------------------------------------------------------------------------
        Original Exercise Price                                 Exchange Ratio
        ------------------------------------------------------------------------
        Less than $75                                                100%
        ------------------------------------------------------------------------
        Equal to or Greater than $75 but less than $100               75%
        ------------------------------------------------------------------------
        Equal to or Greater than $100 but less than $125              50%
        ------------------------------------------------------------------------
        Equal to or Greater than $125                                 25%
        ------------------------------------------------------------------------

         The exercise price of your replacement options will be the fair market value of Openwave's common stock on the grant date. The grant date will be between March 12 and April 12, 2002.

Q.       What if I'm not currently vested in my options?  Can I exchange them?

A. Yes. You do not need to be vested in your options to participate in this program.

Q.       How will the replacement options vest?

A. The vesting schedule of replacement stock options will remain the same as your original stock options.

Q.       What is the exercise price for the new options?

A. The exercise price for the new options will be the fair market value of the share price of Openwave common stock on the Replacement Grant Date, which will be between March 12 and April 12, 2002.

Q. Will my new stock options be incentive stock options or nonqualified stock options? NOTE: This question only affects US employees.

A. All replacement stock options will be non-qualified stock options, regardless of whether the options that you cancelled were incentive stock options or nonqualified stock options.

Q.       How long is the option term?

A. All replacement stock options will have Openwave's standard expiration term of ten years. The 10-year exercise period will begin as of the new grant date.

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Q.       What if I leave Openwave after the Option Cancellation Date?

A. If you leave Openwave after the Option Cancellation Date and before the Replacement Grant Date, you will forfeit your exchanged stock options, and you will not receive any replacement stock options. As is our normal policy, you will have a period of time from the date of termination to exercise any of the vested options that you did NOT exchange (please review your stock option agreement for specific time parameters). Any vested options not exercised within 90 days of termination are forfeited. You forfeit all unvested stock options upon your date of termination.

Stock Options Cancellation

Q. If I elect to exchange one or more of my stock option grants as part of the Stock Option Exchange Program, are any other options affected?

A. Yes, if you elect to cancel any stock options as part of the exchange program, any stock options granted during the six months immediately prior to the Option Cancellation Date (options granted between March 11, 2001 and September 11, 2001) will automatically be exchanged, and replacement options will be granted for them as well.

Q. I have more than one stock option grant. Do I have to exchange all of them in order to participate?

A. No. You may exchange one or more of your eligible stock option grants or none at all. The one exception is that if you exchange a stock option grant, any options granted during the six months prior to the Option Cancellation Date will automatically be exchanged, and replacement options will be granted for them as well.

Q. Can I exchange the remaining portion of a stock option grant that I have already partially exercised?

A. Yes. However, keep in mind that all unexercised shares covered by a stock option grant must be exchanged if you choose to exchange that stock option grant. Shares that you have already exercised may not be
                             -------------------------------------------------
         exchanged.
         ---------

Q.       Can I exchange a portion of an unexercised stock option grant?

A. No, you cannot partially exchange an unexercised stock option grant. If you choose to exchange a stock option grant, you must exchange all unexercised shares covered by that grant.

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Q.    If I exchange my stock options, how many replacement stock options will I receive?

A. If you choose to exchange any of your stock option grants, you will receive a replacement grant of the same, or fewer, number of stock options based on the original grant exercise price as detailed below:

      --------------------------------------------------------------------------
      Original Exercise Price                                    Exchange Ratio
      --------------------------------------------------------------------------
      Equal to or Greater than $125                                    25%
      --------------------------------------------------------------------------
      Equal to or Greater than $100 but less than $125                 50%
      --------------------------------------------------------------------------
      Equal to or Greater than $75 but less than $100                  75%
      --------------------------------------------------------------------------
      Less than $75                                                   100%
      --------------------------------------------------------------------------

      Example: If you have a stock option grant of 1,000 shares with an exercise price of $120 and you choose to exchange it, you will receive 500 shares as a replacement stock option grant.

Q.    Why is there an exchange ratio?

A. During 2000 and 2001, Openwave granted additional stock options to employees to address underwater stock options. In January 2001 a significantly larger number of stock options was allocated to grant to employees, taking both performance and stock position into consideration. In most cases, employees have a higher number of stock options than they would have had under "normal" circumstances. To allow employees to exchange all options at a 1 for 1 ratio would result in employees having inequitable stock positions relative to their tenure, performance, potential and competitive practice. Most companies that have offered a 1 for 1 exchange have NOT attempted to rectify underwater stock position through other means.

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Other Considerations

Q. In the U.S., what is the difference in tax treatment between nonqualified stock options and Incentive Stock Options (ISOs)?

A. If you decide to exercise a nonqualified stock option and you realize a gain, ordinary income taxes (federal income tax and any applicable, state, local and FICA) are due on the value of the gain. Your gain (also called the "appreciation value") is the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for each share. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place.

      If you exercise an ISO, no tax is due at the time you exercise your options, unless you are subject to alternative minimum tax. However, when you sell your shares, you will pay taxes on the capital gain, the difference between the exercise price and the selling price, assuming you satisfy the following holding periods: two years from the grant date and one year from the exercise date.

      Tax treatment of stock options can be complicated, and we strongly encourage you to seek advice from a qualified tax professional or financial advisor.

Exchanging Your Options

Q.    What do I need to do to exchange my underwater stock options?

A. To exchange eligible stock options, you must complete and submit the online election form by 5:00 p.m. Pacific Daylight Time on September 11, 2001. If you are based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina, you must submit a signed hard copy of the election acceptance form to your HR Manager. The hard copy election acceptance form is available within the online exchange election tool.

Q.    What is the deadline to elect to exchange?

A. You must submit your online election form by 5:00 p.m. PDT on the Option Cancellation Date, September 11, 2001. If you are based in Brazil, France, Netherlands, Italy, Germany or Denmark, you must submit a signed hard copy of the election acceptance form to your HR Manager by 5:00 p.m. PDT on the Option Cancellation Date, September 11, 2001.

Q.    What will happen if I don't turn in my form by the deadline?

If you miss this deadline, you cannot participate in the exchange program. If you are in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina and you submit the online election tool by the deadline but do NOT submit the signed hard copy of the election acceptance form to your HR Manager by the Deadline then your election is not valid.

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Making Your Decision

Q. How should I decide whether or not to exchange my underwater stock options?

A. Your decision regarding exchanging your stock options is a very personal one. You may want to consider a variety of factors including your personal financial goals and your expected tenure with Openwave. We strongly encourage you to speak to a financial advisor or tax professional before making your final decision. Openwave cannot provide advice to employees on whether or not to exchange underwater stock options.

Q.    How can I review my personal stock options?

A. Log onto the stock option exchange election tool, which provides you with detailed information regarding your outstanding stock options. The following url will direct you to the stock option exchange election tool. http://inside.openwave.com/human_resources/comp.html
      ----------------------------------------------------

Q.    What if I change my mind?

A. You have until September 11, 2001 to submit your elections for exchange, and you can change your mind up until this deadline.

Q.    How many times may I change my mind?

A. You may change your election as many times as you want, up until the September 11, 2001 by 5:00 p.m. PDT deadline. .

Q.    What if I don't accept this offer?

A. This program is completely voluntary. You don't have to participate, and there are no penalties for declining this offer.

Country Specific Information

Q. Will employees in the United Kingdom be responsible for the employer portion of the National Insurance Contribution (NIC) on the replacement stock options?

A. Yes, if you chose to exchange your current stock options, you will be responsible for the employer portion of the National Insurance Contribution (NIC) on the replacement stock options.

Q. I am an employee resident outside of the United States, is there any special information I need to know about?

A. Yes, please review specific information with the offer agreement that relates to your specific country.

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